EXHIBIT 99.1
A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, Illinois 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:
—————AT THE COMPANY—————	——AT FTI CONSULTING——
Scott F. Stephens	Analyst Contact:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email: katie.pyra@fticonsulting.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 1, 2012

A. M. Castle & Co. Reports on Fourth Quarter and Full Year 2011 Results and on
Recent Tube Supply Acquisition
Announces Record Date and Annual Shareholder Meeting Date

OAK BROOK, IL, MARCH 1ST – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the fourth quarter and full year ended December 31, 2011.

For the fourth quarter 2011, consolidated net sales were $282.2 million, compared to $235.6 million in the fourth quarter of 2010, an increase of 19.8%. The Company reported a fourth quarter net loss of $12.0 million, or $0.52 loss per diluted share, primarily as a result of charges incurred in conjunction with the acquisition of Tube Supply, Inc. (“Tube Supply”) and new financing arrangements.  Adjusted non-GAAP net income, as reconciled below, which excludes the impact of the Tube Supply acquisition, debt refinancing charges and incremental interest charges, was $0.8 million, or $0.03 per diluted share, for the fourth quarter of 2011.

Reconciliation of 2011 adjusted net income to reported net loss:
(Dollars in thousands, except per share data)	For the Three	For the Twelve
Unaudited	Months Ended	Months Ended
	December 31	December 31

Net loss, as reported	$(11,963)	$(1,760)
Tube Supply net income	(901)	(901)
Tube Supply acquisition costs	4,260	4,260
Refinancing and interest charges on new debt (a)	15,357	15,357
Tax effect of adjustments	(5,969)	(5,969)
Adjusted non-GAAP net income	$784	$10,987

Adjusted non-GAAP basic income per share	$0.03	$0.48
Adjusted non- GAAP diluted income per share	0.03	0.47
(a) Amount is comprised of the following:
 -Non-cash interest charge of $3,991 associated with the mark-to-market adjustment for the derivative liability component of the convertible notes;
 -Non-cash interest charge of $199 for the amortization of new debt origination fees;
 -Non-cash charge of $916 for the write-off of existing debt issuance costs;
 -Charge of $1,639 for interest on new debt;
 -Charge of $5,237 for the fees associated with the prepayment of the existing long-term notes; and
 -Charge of $3,375 for underwriting fees associated with debt financing.

EX-1-

In the Metals segment, fourth quarter 2011 sales of $252.9 million were $42.9 million, or 20.4% higher than last year.  Metals segment tons sold per day, excluding Tube Supply, for the fourth quarter 2011 were up 17.5% from the fourth quarter of 2010 and down 2.0% sequentially from third quarter of 2011.  Cost of materials for the Metals segment include a LIFO charge of $4.4 million compared to $0.7 million in the fourth quarter of 2010, as well as, a $0.8 million charge for losses associated with the mark-to-market adjustment for commodity hedges compared to no charge in the fourth quarter of 2010.

“The seasonal pattern in our business typically results in lower fourth quarter tons sold compared to the third quarter.  However, this year’s seasonal decline in the fourth quarter was modestly less compared to prior years, as demand for our products continues to show improvement.  Further, we are very pleased with the year-over-year increase in volume, which reflects continued strength in several of our key markets such as oil and gas, mining and heavy equipment, and general industrial markets.  As demand is expected to continue to improve, our primary goal for 2012 is to increase our profitability and leverage anticipated improved market conditions,” stated Mike Goldberg, President and CEO of A. M. Castle & Co.

During December 2011, the Company announced the closing of the acquisition of Tube Supply, a leading value-added distributor of specialty tubular and bar products for the oil and gas industry, based in Houston, Texas.  The preliminary purchase price of $184.4 million is inclusive of estimated tax and working capital adjustments.  In conjunction with the acquisition, the Company issued $225.0 million of senior secured notes and $57.5 million of convertible senior unsecured notes. In addition to the issuance of the notes, the Company entered into a $100.0 million senior secured asset-based revolving credit facility.  Approximately $110.0 million of existing debt was refinanced.

For the two-week period ended December 31, 2011, Tube Supply had net sales of $7.6 million.

“Tube Supply is a strong complement to our existing oil and gas business, and has maintained a solid track record in the market.  Our presence in that market has grown significantly with this acquisition and we anticipate further growth through expanded product offerings and value-added service offerings to both Tube Supply’s and A. M. Castle’s customers. This partnership is a great long-term strategic fit that will add value for our shareholders, customers and employees by allowing us to capitalize on the growing demand and opportunities we see in the oil and gas market,” Goldberg continued.

In the Plastics segment, fourth quarter sales of $29.2 million were $3.6 million, or 14.1% higher than the prior year.  Cost of materials for the Plastics segment include a LIFO charge of $0.4 million compared to $0.1 million in the fourth quarter of 2010.

For the year, consolidated net sales were $1,132.4 million, compared to 2010 net sales of $943.7 million.  Net loss for the full year 2011 was $1.8 million, or $0.08 per diluted share, compared to a net loss of $5.6 million, or $0.25 per diluted share in 2010.  Adjusted non-GAAP net income, as reconciled in the table above, which excludes the impact of the Tube Supply acquisition, debt refinancing charges and incremental interest charges, was $11.0 million, or $0.47 per diluted share, for the year ended December 31, 2011.  Consolidated 2011 cost of materials include a LIFO charge of $16.0 million compared to $8.0 million in 2010, as well as, a $2.4 million charge for losses associated with the mark-to-market adjustment for commodity hedges compared to no charge in 2010.

EX-2-

For the full year 2011, Metals segment sales of $1,014.1 million were $173.0 million, or 20.6% higher than $841.1 million in 2010.  Tons sold per day, excluding Tube Supply, increased 18.1% from 2010, primarily driven by increased demand in oil and gas, mining and heavy equipment and general industrial markets.  For the full year 2011, Plastics segment sales of $118.2 million were $15.6 million, or 15.2% higher than 2010, reflecting stronger demand across virtually all end-use markets, most notably in the automotive and office furniture sectors.

The Company’s debt-to-capital ratio was 50.2% and total debt outstanding was $314.9 million at December 31, 2011 compared to debt-to-capital ratio of 18.1% and total debt outstanding of $69.1 million at December 31, 2010.  Interest expense during the fourth quarter of $10.3 million, reflects non-cash charges of $4.2 million, underwriting fees of $3.4 million and $2.7 million of interest charges.  Interest expense was $9.3 million higher than the prior year period due to charges associated with the new debt issued in conjunction with the acquisition of Tube Supply.

“While the acquisition of Tube Supply increased our market share in the oil and gas industry, it also positioned us to capture significant organic growth in the industry during 2012.  Further, the expected continuing demand for our specialty products and services from the other end-markets we serve in our legacy business, such as mining and heavy equipment and general industrial markets, are expected to lead to further organic growth in 2012.  Therefore, we anticipate 2012 top line net sales growth in the ten to fifteen percent range for all of our businesses,” Goldberg concluded.

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month and twelve month periods ended December 31, 2011 and to discuss business conditions and outlook. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com. A supplemental presentation accompanying the webcast can be accessed at http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call.  A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4515021.

Annual Meeting Date, Time and Location
A. M. Castle & Co. will hold its annual meeting of shareholders on April 26, 2012 at 10:00 a.m. Central time.  The meeting will be held at the Company headquarters in Oak Brook, Illinois.

Holders of common shares of record at the close of business on March 1, 2012 are entitled to notice of and to vote at the annual meeting.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its general industrial metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of over 60 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

EX-3-

Regulation G Disclosure
This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.

The Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.   All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

EX-4-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	For the Three		For the Twelve
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$282,150	$235,640	$1,132,366	$943,706

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	214,021	171,385	845,609	700,854
Warehouse, processing and delivery expense	32,806	33,315	134,898	123,318
Sales, general, and administrative expense	34,148	28,197	126,193	108,223
Depreciation and amortization expense	5,553	5,155	20,472	20,649
Operating (loss) income	(4,378)	(2,412)	5,194	(9,338)
Interest expense, net	(10,327)	(1,064)	(13,654)	(4,988)
Loss on extinguishment of debt	(6,153)	-	(6,153)	-

Loss before income taxes and equity in earnings of joint venture	(20,858)	(3,476)	(14,613)	(14,326)

Income taxes	6,126	366	1,126	3,101

Loss before equity in earnings of joint venture	(14,732)	(3,110)	(13,487)	(11,225)

Equity in earnings of joint venture	2,769	1,612	11,727	5,585
Net loss	$(11,963)	$(1,498)	$(1,760)	$(5,640)

Basic loss per share	$(0.52)	$(0.07)	$(0.08)	$(0.25)
Diluted loss per share	$(0.52)	$(0.07)	$(0.08)	$(0.25)

EBITDA *	$3,944	$4,355	$37,393	$16,896

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of EBITDA to net loss:	For the Three		For the Twelve
	Months Ended		Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net loss	$(11,963)	$(1,498)	$(1,760)	$(5,640)
Depreciation and amortization expense	5,553	5,155	20,472	20,649
Interest expense, net	10,327	1,064	13,654	4,988
Loss on extinguishment of debt	6,153	-	6,153	-
Income taxes	(6,126)	(366)	(1,126)	(3,101)
EBITDA	$3,944	$4,355	$37,393	$16,896

EX-5-

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$30,524	$36,716
Accounts receivable, less allowances of $3,584 and $3,848	181,036	128,365
Inventories, principally on last-in, first-out basis (replacement cost	272,039	130,917
higher by $138,882 and $122,340)
Prepaid expenses and other current assets	10,382	6,832
Income tax receivable	8,287	8,192
Total current assets	502,268	311,022
Investment in joint venture	36,460	27,879
Goodwill	69,901	50,110
Intangible assets	93,813	41,427
Prepaid pension cost	15,956	18,580
Other assets	21,784	3,619
Property, plant and equipment
Land	5,194	5,195
Building	52,434	52,277
Machinery and equipment	172,833	182,178
Property, plant and equipment, at cost	230,461	239,650
Less - accumulated depreciation	(148,320)	(162,935)
Property, plant and equipment, net	82,141	76,715
Total assets	$822,323	$529,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$116,874	$71,764
Accrued payroll and employee benefits	14,792	16,984
Accrued liabilities	19,036	14,336
Income taxes payable	1,884	2,357
Deferred income taxes	-	2,461
Current portion of long-term debt	192	8,012
Short-term debt	500	-
Total current liabilities	153,278	115,914
Long-term debt, less current portion	314,240	61,127
Deferred income taxes	25,650	26,754
Other non-current liabilities	7,252	3,390
Pension and post retirement benefit obligations	9,624	8,708
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 9,988 shares authorized; no shares
issued and outstanding at December 31, 2011 and December 31, 2010	-	-
Common stock, $0.01 par value - 30,000 shares authorized;
23,159 shares issued and 23,010 outstanding at December 31, 2011 and 23,149 shares
issued and 22,986 outstanding at December 31, 2010	232	231
Additional paid-in capital	184,596	180,519
Retained earnings	148,987	150,747
Accumulated other comprehensive loss	(19,824)	(15,812)
Treasury stock, at cost - 149 shares at December 31, 2011 and 163 shares at
December 31, 2010	(1,712)	(2,226)
Total stockholders' equity	312,279	313,459
Total liabilities and stockholders' equity	$822,323	$529,352

 EX-6-